EXHIBIT 3.4

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION

OF

ELITE NUTRITIONAL BRANDS, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Elite Nutritional Brands, Inc. (hereinafter the “Corporation”), a Florida corporation, does hereby certify as follows:

FIRST:  The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on February 23, 2010 (Document No. P10000016795), and Articles of Amendment to the Articles of Incorporation were filed on June 3, 2011.

SECOND:  Article XI – CONTROL SHARE ACQUISITIONS of the Articles of Incorporation is hereby amended as follows:

This Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

THIRD:  The foregoing amendment was adopted on July 27, 2011 by the sole director of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation this 27th day of July 2011.

ELITE NUTRITIONAL BRANDS, INC.

By:	/s/ David Johnson
David Johnson, President